EX 2.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

	X	Chapter 11
In re:	:
	:	Case No. 03-15261 (SMB)
DDI CORP., et al.,	:	(Jointly Administered)
:
Debtors.	:	Hearing Date: December 2, 2003
	X	Time: 10:00 a.m.

ORDER CONFIRMING DEBTORS’ MODIFIED FIRST AMENDED JOINT PLAN OF

REORGANIZATION DATED AS OF AUGUST 30, 2003

Upon the Modified First Amended Joint Plan of Reorganization Dated as of August 30, 2003 (the “Plan”)1 and the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization Dated as of August 30, 2003 (as amended by the Supplement filed on October 31, 2003, collectively the “Disclosure Statement”) filed by the debtors and debtors in possession DDi Corp. and DDi Capital Corp. (collectively, the “Debtors”),2; and upon (a) the hearing held before this Court on September 30, 2003, to consider approval of the Disclosure Statement (the “Disclosure Statement Hearing”), (b) the Order dated October 3, 2003, approving the Disclosure Statement (the “Disclosure Statement Order”), (c) the hearing held before this Court on November 6, 2003 to consider approval of the Supplement (the “Supplement Hearing”), (d) the Order dated November 7, 2003, approving the Supplement (the “Supplement Order”), and (e) the Orders dated September 4, 2003, October 3, 2003, October 7, 2003, and November 7, 2003 establishing certain solicitation and tabulation procedures (the “Solicitation Procedures”); and

1 The First Amended Joint Plan of Reorganization Dated as of August 30, 2003, was filed on September19, 2003. The Modified First Amended Joint Plan of Reorganization Dated as of August 30, 2003, which incorporates the modifications proposed in the amendment (“Amendment”) to the First Amended Joint Plan of Reorganization Dated as of August 30, 2003, was filed by the Debtors on October 31, 2003.

2 Any capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan and Disclosure Statement.

upon the declaration of Richard J. Reilly, of Bankruptcy Management Corporation (“BMC”), the Solicitation and Tabulation Agent retained by the Debtors and approved by the Court, sworn to on November 25, 2003 (the “Solicitation and Tabulation Certification”) and filed with the Court on November 25, 2003; and a copy of (a) of the Disclosure Statement (with a copy of the Plan attached thereto as Exhibit A), (b) the Confirmation Hearing Notice, (c) a ballot or master ballot and related materials, (d) the Supplement, (e) the Amendment, and (f) the Notice of Continued Dates, (collectively, the “Solicitation Packages”) having been transmitted to all known holders of claims entitled to vote in accordance with the Disclosure Statement Order and Supplement Order; and the Solicitation Packages (excluding ballots), and the Supplement Order having fixed November 20, 2003, at 4:00 p.m. (prevailing Eastern time) as the last day and time for filing of objections to confirmation of the Plan; and the solicitation of acceptances from holders of claims and interests having been made within the time and in the manner set forth in the Supplement Order; and upon the affidavits of service filed with respect to the mailing of the Solicitation Packages; and upon the objection submitted by Edward G. Shirley to the Plan on or about November 5, 2003 and November 20, 2003 respectively; and upon the objection submitted by Alpine Associates, Inc. to the Plan on or about December 1, 2003, and upon the objection submitted by the Securities Litigation Plaintiffs (as defined below) to the Plan on or about November 5, 2003, and upon the Debtors’ Memorandum Supporting Confirmation of the Modified First Amended Joint Plan of Reorganization dated August 30, 2003, filed by the Debtors (the “Memorandum In Support”); and a hearing to consider confirmation of the Plan having been held before this Court on December 2, 2003 (the “Confirmation Hearing”); and upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record of these cases; and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY FOUND AND DETERMINED THAT:

Jurisdiction and Venue

1. This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334.

2. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of title 11 of the United States Code (the “Bankruptcy Code”) and should be confirmed.

Judicial Notice

Solicitation and Tabulation

5. Written and publication notice of the Confirmation Hearing, the treatment of Claims and Equity Interests under the Plan, if any, and the relevant deadlines for the submission of ballots and objections has been provided substantially in the form, within the time, and in accordance with the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the procedures approved and prescribed by this Court in the Disclosure Statement Order and Supplement Order. Such written and publication notice is adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020, applicable Local Bankruptcy Rules, and other applicable law.

6. The form of Ballots were approved by the Court by Order signed on October 7, 2003. Ballots were transmitted to holders of Claims and Equity Interests under the Plan that are treated as impaired within the meaning of section 1124 of the Bankruptcy Code (the “Impaired Classes”) and entitled to vote on the Plan in accordance with the Disclosure Statement Order and Supplement Order.

7. The Debtors solicited votes for the Plan from the Impaired Classes in good faith and in a manner consistent with the Bankruptcy Code.

8. The Solicitation and Tabulation Certification is consistent with Bankruptcy Rule 3018 and complies with the requirements of Local Bankruptcy Rule 3018-1.

Classification and Treatment of Claims and Interests

9. The Plan provides for the treatment of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Indenture Trustee Fee Claims. The Plan establishes the following seven Classes of Claims: Class 1 (Secured DDi Capital Guarantee Claims), Class 2 (Other Secured Claims), Class 3 (Other Priority Claims), Class 4 (Allowed Unsecured Claims not Classified in Classes 5, 6a or 6b), Class 5 (Senior Discount Notes), Class 6a (5.25% Convertible Subordinated Notes), Class 6b (6.25% Convertible Subordinated Notes), and Class 7 (DDi Corp. Common Stock Equity Interests).

10. The classification scheme of Claims and Equity Interests under the Plan is reasonable. Claims or Equity Interests in each particular Class are substantially similar to other Claims or Equity Interests in such Class.

11. Classes 5, 6a, 6b and 7 are Impaired under the Plan and were entitled to vote to accept or reject the Plan.

12. As evidenced by the Solicitation and Tabulation Certification, the Plan has been accepted by all Impaired Classes entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018, the Disclosure Statement Order, and the Supplement Order.

13. Classes 1, 2, 3 and 4 are unimpaired within the meaning of section 1124 of the Bankruptcy Code (“Unimpaired Classes”) and deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

14. The Plan designates Classes of Claims and Equity Interests, satisfying the requirements of section 1123(a)(1) of the Bankruptcy Code.

15. The Plan specifies Unimpaired Classes, satisfying the requirements of section 1123(a)(2) of the Bankruptcy Code.

16. The Plan specifies the treatment of Impaired Classes, satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code

17. The Plan provides for the same treatment for each Claim or Equity Interest of a particular Class, unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying the requirements of section 1123(a)(4) of the Bankruptcy Code.

18. The Plan provides for adequate means for its implementation, satisfying the requirements of section 1123(a)(5) of the Bankruptcy Code.

19. The Amended and Restated DDi Corp. Certificates of Incorporation provided for in the Plan, will contain a provision prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and therefore the Plan satisfies the requirements of such section.

20. The Plan contains only provisions that are consistent with the interests of Creditors and Equity Interest Holders and with public policy with respect to the manner of selection of officers and directors of the Reorganized Debtors, satisfying the requirements of section 1123(a)(7) of the Bankruptcy Code.

Standards for Confirmation Under Bankruptcy Code

21. The Plan is dated and identifies the entity submitting it, thereby satisfying Bankruptcy Rule 3016(a).

22. The Plan complies with the applicable provisions of the Bankruptcy Code, satisfying the requirements of Bankruptcy Code section 1129(a)(1).

23. The Debtors have complied with the applicable provisions of the Bankruptcy Code, satisfying the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically:

(i) The Debtors are proper debtors under section 109 of the Bankruptcy Code.

(ii) The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court.

(iii) The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York in transmitting the Plan and the Amendment, the Disclosure Statement and the Supplement, the Ballots, and related documents and notices and in any solicitation and tabulation of votes on the Plan.

24. Based upon the testimony adduced and/or proffered at the Confirmation Hearing and Bankruptcy Rule 3020(b)(2), the Plan has been proposed in good faith and not by any means prohibited by law, satisfying the requirements of section 1129(a)(3) of the Bankruptcy Code. The terms of the Plan and the Plan Documents were negotiated at arms-length and in good faith by the Debtors, DDi Europe, DDi Intermediate Holdings, Corp., Dynamic Details, Inc., Dynamic Details, Inc., Silicon Valley, the Ad Hoc Committees, and the Secured Lenders.

25. Any payment made or to be made by the Debtors for services or for costs and expenses in, or in connection with, these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, this Court as reasonable, satisfying the requirements of section 1129(a)(4) of the Bankruptcy Code.

26. To the extent known, the Debtors have disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors and officers of Reorganized Debtors; the appointment to, or continuance in, such offices of such individuals is consistent with the interests of the Debtors’ Creditors and Equity Interest Holders and with public policy; and the Debtors have disclosed the identity of any insiders who will be employed or retained by Reorganized Debtors subsequent to confirmation of the Plan and the nature of any compensation to be paid to such insiders. These disclosures satisfy the requirements of section 1129(a)(5) of the Bankruptcy Code.

27. As no governmental authority has jurisdiction over the rates of the Debtors and the Plan does not effectuate any such rate change, section 1129(a)(6) of the Bankruptcy Code is not applicable to the Debtors.

28. With respect to each Impaired Class of Claims or Equity Interests, each holder of a Claim or Equity Interest of such Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date. This treatment satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

29. Classes 1, 2, 3 and 4 are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 5, 6a, 6b and 7 have voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. As a result, the Plan satisfies section 1129(a)(8) of the Bankruptcy Code.

30. Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim has agreed or agrees to a different treatment of such Claim, the Plan provides that, with respect to each Allowed Claim of a kind specified in section 507(a)(1) and (a)(3) through (a)(8) of the Bankruptcy Code, the holder of such Claim will receive, on account of such Claim, cash on the Effective Date, or as soon thereafter as is reasonably practicable, equal to the allowed amount of such Claim. This treatment satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

31. At least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class. As a result, the requirements of section 1129(a)(10) of the Bankruptcy Code is satisfied.

32. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Debtors. As a result, the requirement of section 1129(a)(11) of the Bankruptcy Code is satisfied.

33. The fees payable by the Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. § 1930(a)(6) (the “UST Quarterly Fees”), constitute administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, and the treatment of such fees in the Plan satisfies section 1129(a)(12) of the Bankruptcy Code. Pursuant to Section 16.1 of the Plan, each Reorganized Debtor shall continue to pay the UST Quarterly Fees until the entry of a final decree closing these Chapter 11 Cases.

34. The Debtors did not, either as of the Petition Date or at any time during these Chapter 11 Cases have any plans, funds or programs providing retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, to the extent required by section 1129(a)(13) of the Bankruptcy Code. Thus, the requirements for section 1129(a)(13) of the Bankruptcy Code are satisfied.

35. No party in interest that is a governmental unit has requested that the Court not confirm the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

36. The Debtors have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors, their non-debtor affiliates, and each of their respective members, officers, directors, employees, advisors, accountants, attorneys and other agents acting in such capacity (collectively, the “§1125 Exculpated Persons”) have participated in good faith, within the meaning of section 1125(e) of the Bankruptcy Code, in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore are not and will not be, on account of such offer, issuance, sale, solicitation, and/or purchase, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

37. The New DDi Corp. Securities are being issued pursuant to the Plan in exchange for claims against and interests in the Debtors. Pursuant to section 1145 of the Bankruptcy Code, the transfer of the New DDi Corp. Securities and transactions in such securities shall be and are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities (collectively, “Federal and State Securities Laws”). Pursuant to section 1145(c) of the Bankruptcy Code, the issuance of the New DDi Corp. Securities under the Plan is a public offering, and therefore, subject to any transfer restrictions set forth in the applicable New DDi. Corp. Security, such New DDi Corp. Securities may thereafter be resold and traded by any person that is not an underwriter within the meaning of section 1145(b) of the Bankruptcy Code (an “Underwriter”) as unrestricted securities.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

General Decrees

38. The Plan complies with the requirements of sections 1122, 1123, and 1129 of the Bankruptcy Code and is hereby confirmed.

39. The Effective Date of the Plan shall occur on the date when the conditions set forth in Section 13.2 of the Plan shall have been satisfied or, if applicable, waived in accordance with Section 13.3 of the Plan.

40. The Effective Date shall be the Distribution Record Date for purposes of determining holders of Allowed Claims and Equity Interests that are entitled to distributions that are required to be made under the Plan on the Effective Date.

41. To the extent that any Objections to confirmation of the Plan have not been withdrawn prior to entry of this Order, are not cured by the relief granted herein or resolved as stated by the Debtors on the record of the Confirmation Hearing, all such Objections shall be, and are hereby, overruled.

42. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent, any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

43. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to the Plan) and this Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Equity Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, and (iv) any other person giving, acquiring or receiving property under the Plan, (v) any party to an executory contract or lease of a Debtor and (vi) and each of the foregoing’s respective successors or assigns.

44. On the Effective Date, pursuant to Section 8.14 of the Plan and sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estate shall vest in the Reorganized Debtors, free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or in this Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code.

Discharge and Releases

45. The discharge, injunction, release and exculpation provisions contained in Sections 11.1, 11.2, 12.1, 12.3, 12.4, 12.5 and all the definitions in Section 2.1 of the Plan are incorporated herein by reference as though fully set forth herein and are approved in all respects and shall be effective as provided for therein. On the Effective Date, the provisions of the aforementioned subsections of Sections 11 and 12 of the Plan shall be valid, binding and effective in all respects, and are hereby approved as integral parts of the Plan as fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, Creditors, Interest holders and other parties in interest in these Chapter 11 Cases, without the requirement of any further action by any party in interest in these Chapter 11 Cases.

46. Nothing in this Order or within Sections 12.4 and 12.5 in the Plan shall be deemed to release any claims, causes of action or rights asserted or to be asserted by plaintiffs Ferrari, Sunderland, Rodewald and Sved (the “Plaintiffs”) against Joseph P. Gisch, Bruce D. McMaster, Charles Dimick, Gregory Halvorson and John Peters as officers and directors in the following actions: Ferrari v. Gisch, et al. United States District Court for the Central District of California, Case No. CV-03-7063-MMM (SHx); Sunderland v. Gisch, et al., United States District Court for the Central District of California, Case No. CV-03-7883-CAS (PJWx); Rodewald v. Gisch, et al. United States District Court for the Central District of California, Case No. CV-03-999-R(MANx); and Sved v. Gisch, et al. United States District Court for the Central District of California, Case No. CV-03-8344-RGK(RCx) (collectively, the “Securities Litigation”).

47. Consistent with the finding in ¶38 above, except with respect to and without vitiating any of the obligations under the Plan and the Plan Documents, neither the Debtors, Reorganized Debtors, any Distribution Agent nor any §1125 Exculpated Persons shall have or incur any liability to any Person whatsoever, including, without limitation, any holder of any

Claim or Equity Interest for any act or omission taken in good faith in connection with, or arising out of, these Chapter 11 Cases, the formulation, preparation, dissemination or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed pursuant to the Plan, or any contract, instrument, release, or other agreement or document created or entered into, pursuant to or in connection with the Plan, except for any act or omission constituting fraud, gross negligence, breach of fiduciary duty, or willful misconduct, provided however, that this Order shall not limit the liability of the advisors, accountants, attorneys and other agents acting in such capacity to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

Plan Implementation

48. The Debtors and/or the Reorganized Debtors, and such appropriate officers and directors of Reorganized Debtors (collectively, the “Authorized Board Members”), are authorized and empowered to execute, deliver and/or file such documents, and make such payments, as are necessary to consummate the Plan. All actions contemplated by the Plan hereby are authorized and approved in all respects (subject to the provisions of the Plan and this Order). All such actions, and any other actions described in the Plan, the Plan Documents or this Order that would otherwise require the consent or approval of the directors or shareholders of Debtors and/or the Reorganized Debtors shall be deemed to have been consented to or approved and shall be effective under applicable foreign law, state law and the Bankruptcy Code, without any requirement of prior or further action by the shareholders or directors of the Debtors and/or the Reorganized Debtors. The appropriate officers and directors of the Debtors and/or the Reorganized Debtors (including, but not limited to, the Authorized Board Members) are authorized to execute and deliver and to perform the terms of the agreements, documents and instruments contemplated by the Plan, the Disclosure Statement and the Supplement, in the name of and on behalf of the Debtors and/or the Reorganized Debtors.

49. The board of directors of Reorganized DDi Corp. shall be deemed to have been duly elected by the shareholders of Reorganized DDi Corp. and the following individuals shall constitute such board of directors: Robert J. Amman, David Blair, Robert Guezuraga, Jay B. Hunt, Bruce McMaster, Carl Vertuca, and Andy Lietz. The board of directors of Reorganized DDi Capital shall be deemed to have been duly elected by the shareholders of Reorganized DDi Capital and the following individuals shall constitute such board of directors: Joseph Gisch, Timothy Donnelly, and Bruce McMaster. Such directors shall remain in office until their successors are duly elected and qualified, or until their earlier resignation, removal or death, subject to the applicable laws of the jurisdiction of its incorporation, the terms of the Plan and, in the case of DDi Corp., the Amended and Restated DDi Corp. Articles of Incorporation. Following the occurrence of the Effective Date, the initial Board of Directors of Reorganized DDi Corp may be replaced by such individuals as are selected and elected by the stockholders of Reorganized DDi Corp. in accordance with its Amended and Restated Articles of Association and Delaware law, while the Board of Directors of Reorganized DDi Capital may be replaced by such individuals as are selected in accordance with the existing Articles of Incorporation of DDi Capital and California Law. On the Effective Date, the executive officers of Reorganized DDi Corp. shall be the same individuals serving in the same capacities as of the Business Day immediately preceding the Effective Date.

50. Without further order of the Court, the chief executive officer of each Reorganized Debtor, and all other appropriate officers and directors of each Reorganized Debtor (including, but not limited to, the Authorized Board Members), shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents (including the Plan Documents), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any Authorized Board Member shall be authorized to certify or attest to any of the foregoing actions.

51. The Plan and the Plan Documents may be amended, modified, or supplemented by the Debtors or Reorganized Debtors, with the prior consent of the Secured Lenders and the Ad Hoc Committees, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the

Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to the Plan, the Debtors, with the prior consent of the Secured Lenders and Ad Hoc Committees may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents, or this Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. In addition, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and Plan Documents without further order or approval of the Bankruptcy Court, with the prior consent of the Secured Lenders and Ad Hoc Committees; provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

52. Subject to the provisions of the Plan, the Plan Documents and this Order, each of the Debtors shall, as Reorganized Debtors, continue to exist on and after the Effective Date, as a separate legal entity, with all the powers of a corporation under the laws of their respective states of incorporation, and without prejudice to any right of each Reorganized Debtor to alter or terminate its existence (whether by merger or otherwise) as provided by, and in conformity with, applicable law.

Plan Distributions

53. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the ballots tendered to or returned by the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the ballots solely for the purposes of voting to accept or reject the Plan, (b) do not represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtors or the Reorganized Debtors.

54. The Reorganized Debtors and their designees (including all Distribution Agents) and the 5.25% Trustee, the 6.25% Trustee and the Senior Discount Trustee with respect to distributions to Holders of Allowed Claims in Class 5, Class 6a and Class 6b, are authorized and empowered to make distributions in accordance with the Plan and the terms of the Indentures. Pursuant to the Plan and consistent with Bankruptcy Rule 3021, distributions to holders of Allowed Claims and Allowed Equity Interests shall be to the holders of record of such Claims and Equity Interests as of the applicable Distribution Record Date.

55. All cash payments to be made by the Debtors to holders of Allowed Claims shall be made, at the Debtors’ option, either by: (i) check made payable to the holder of the Allowed Claim and mailed by regular first class mail; (ii) by wire transfer of immediately available funds; (iii) by means of the Debtors’ customary procedures for effecting such distributions; or (iv) by such other means reasonably calculated to effectuate the cash distribution. All Distributions to holders of Allowed Claims by check shall be deemed made when deposited by the Debtors in the United States mail.

56. On the Effective Date, Reorganized DDi Corp. is authorized to issue the New DDi Corp. Securities, including the New Common Stock, the New Warrants, the New Preferred Stock or the New DDi Corp. Preferred Stock (if the Modified Structure is implemented) and the Management Options, for distribution in accordance with the terms of the Plan, without the need for any further corporate action under applicable law, regulation, order or rule.

57. Pursuant to section 1145 of the Bankruptcy Code, transfer of the New DDi Corp. Securities shall be and are exempt from the registration and licensing requirements of Federal and State Securities Laws. Pursuant to section 1145(c) of the Bankruptcy Code, the issuance of the New DDi Corp. Securities under the Plan is a public offering. Subject to any transfer restrictions set forth in the applicable New DDi Corp. Securities may be resold and traded by any person that is not an Underwriter as unrestricted securities (and not subject to the restrictions on transfer, or registration or licensing requirements otherwise applicable under Federal and State Securities Laws).

58. Except for the purpose of evidencing a right to distributions under the Plan and as otherwise set forth in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing the Senior Discount Notes, 5.25% Convertible Subordinated Notes, 6.25% Convertible Subordinated Notes and Common Stock Equity Interests, except as otherwise expressly provided in the Plan, shall be deemed cancelled, discharged and of no force or effect.

Compensation and Reimbursement

59. All payment of compensation to the 5.25% Trustee, the 6.25% Trustee and the Senior Discount Trustee in accordance with Section 4.4 of the Plan is hereby approved, provided however that nothing in Section 4.4 shall limit the Bankruptcy Court’s ability to review such compensation for reasonableness.

60. All Persons seeking an award by the Bankruptcy Court of professional fees incurred through and including the Effective Date (“Fee Claim”), shall unless otherwise ordered by the Bankruptcy Court: (i) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is no later than sixty (60) days after the Effective Date, and (ii) be paid in full in such amounts as are approved by the Bankruptcy Court upon (a) the later of (i) the Effective Date and (ii) ten (10) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered or (b) upon such other terms as may be mutually agreed upon between the holder of such a Fee Claim and Reorganized Debtors.

61. A hearing on applications for final allowance of Fee Claims for the period from the Petition Date through the Effective Date shall be held at a date and time to be scheduled by the Debtors with the Court. A notice of such hearing shall be served upon all of the parties that have filed notices of appearance in this case as of the date hereof.

Miscellaneous

62. Entry of this Order shall constitute approval of the Plan Documents (subject to ¶51 herein) and all exhibits to the Plan, the Plan and all transactions contemplated thereunder subject to the approval rights of parties under the Plan. The Reorganized Debtors are authorized to execute, deliver, file, assume and/or perform under each of the Plan Documents.

63. Pursuant to the authority of this Court granted under Bankruptcy Rule 3020(e), this Order shall not be stayed until the expiration of ten (10) days after entry of this Order and shall be effective immediately upon its entry.

64. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Order, upon the occurrence of the Effective Date, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law, subject to the approval rights of parties under the Plan.

65. To the extent this Order and/or the Plan conflicts with (i) the Disclosure Statement, (ii) the Supplement, (iii) any other agreement entered into between the Debtors and any party, or (iv) other orders of the Court, the Plan controls the Disclosure Statement and Supplement and any other such agreements, and this Order controls the Plan.

66. Except as expressly otherwise provided for in the Plan, or any order of this Court, all injunctions or stays arising prior to the Confirmation Date in accordance with section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

67. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all documents related to the Plan and any amendments or modifications to any of the foregoing.

68. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect or enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

69. The Plan shall be deemed to be substantially consummated on the Effective Date.

70. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than ninety (90) days after the Confirmation Date, or by such later date as is proposed and approved, after notice and a hearing, by this Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, this Order shall be vacated by this Court; provided, however, that notwithstanding the filing of such a motion, this Order shall not be vacated if all of the conditions to consummation set forth in Section 13 of the Plan are either satisfied or duly waived before this Court enters an order granting the relief requested in such motion. If this Order is vacated pursuant to this decretal paragraph, the Plan shall be null and void in all respects, and nothing contained herein or in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim or Equity Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other entity with respect to any matter set forth in the Plan.

71. This Court shall retain jurisdiction of these Chapter 11 Cases (a) pursuant and for the purposes of section 105(a) and 1127 of the Bankruptcy Code, and (b) as set forth in Section 14 of the Plan, which is incorporated herein.

72. The Debtors and/or their authorized agent(s) shall serve a notice of entry of this Order, as provided in Bankruptcy Rule 2002(f)(7), to all creditors and equity security holders of the Debtors within ten (10) business days after the Effective Date.

73. Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in these Chapter 11 Cases after the Effective Date shall be limited to the following parties: (a) the Reorganized Debtors and their counsel, (b) the Secured Lenders and their counsel, (c) the Ad Hoc Convertible Note Holder Committee and its counsel, (d) the Ad Hoc Senior Discount Note Holder Committee and its counsel, (e) the 5.25% Trustee and its counsel, (f) the 6.25% Trustee and its counsel, (g) the Senior Discount Trustee and its counsel, (h) the United States Trustee, and (i) any party known to be directly affected by the relief sought.

Dated: December 2, 2003	/s/ Stuart M. Bernstein
The Honorable Stuart M. Bernstein
Chief United States Bankruptcy Judge

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